Core-Mark Announces 2016 Fourth Quarter and Full Year Financial Results

•	Record Annual Sales of $14.5 Billion, and Diluted EPS of $1.17

•	Non-cigarette Sales increased 25.2% in the Fourth Quarter, Fresh Sales Increased 18.4%

•	Expect 2017 Sales of $15.2 Billion to $15.5 Billion

•	Expect 2017 Diluted EPS of $1.18 to $1.25 and excluding LIFO expense (Non-GAAP)(1) of $1.42 to $1.49

•	Announced $0.09 Dividend Payable March 28, 2017

SOUTH SAN FRANCISCO, California - March 1, 2017 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2016.

"Core-Mark delivered a very strong performance in 2016. The acquisition of Pine State and addition of large new customers fit well with our strategic goals of generating profitable growth," said Thomas B. Perkins, President and Chief Executive Officer. "We expect to build on this momentum in 2017, with an expectation of improving profitability driven by our core strategies and leveraging of operational efficiencies. We are well positioned to continue to grow market share long term."

Fourth Quarter Results

Net sales increased 36.3% to $3.8 billion for the fourth quarter of 2016 compared to $2.8 billion for the same period in 2015. Net sales of cigarettes increased 41.4% while net sales of non-cigarettes increased 25.2%. Each benefited from market share gains and the addition of Pine State. Cigarette sales benefited from a 35.6% increase in carton sales as well as from manufacturers' price increases. Non-cigarette sales to our existing customers increased through the success of our core strategies.

Gross profit increased 17.0% to $199.0 million during the fourth quarter of 2016 compared to $170.1 million for the same period in 2015. Gross profit for the fourth quarter of 2016 includes LIFO expense of $3.2 million compared with $7.3 million of LIFO income for the same period in 2015. Remaining gross profit, a non-GAAP financial measure, increased 24.1% to $195.3 million, driven by market share gains, including the addition of Murphy U.S.A., the acquisition of Pine State, and our core strategies. The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:
__________________________________________
Note (1): See the reconciliation of Diluted EPS to Diluted EPS excluding LIFO in "Supplemental Schedule for Items Impacting Diluted EPS."

RECONCILIATION OF GROSS PROFIT (U.S.GAAP) TO REMAINING GROSS PROFIT (Non-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2016		2015
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$199.0	5.2%	$170.1	6.0%	17.0%
Cigarette inventory holding gains	(6.9)	(0.2)%	(4.7)	(0.2)%
Cigarette tax stamp inventory holding gains	—	—%	(0.7)	—%
LIFO expense (income)	3.2	0.1%	(7.3)	(0.2)%
Remaining gross profit	$195.3	5.1%	$157.4	5.6%	24.1%

The Company’s operating expenses for the fourth quarter of 2016 were $168.0 million compared to $140.9 million for the same quarter of 2015. Increases in the amount of cubic feet of product handled, incremental customer deliveries, costs related to the onboarding of 7-Eleven and the acquisition of Pine State contributed to higher operating costs. In addition, operating expenses in the fourth quarter of 2016 include approximately $3.0 million of identifiable costs related to acquisition and business expansion compared with $1.4 million of similar costs in the same period in 2015. Operating expenses as a percentage of net sales were 4.4% for the fourth quarter of 2016 compared to 5.0% for the fourth quarter of 2015. The shift in sales to cigarettes, which have higher price points than our food/non-food products, decreased operating expenses as a percentage of total net sales by approximately 30 basis points in the fourth quarter of 2016 compared to the same period in 2015.

Net income increased 5.6% to $18.7 million during the fourth quarter of 2016 compared to $17.7 million for the same period in 2015. Net income includes LIFO expense of $3.2 million (pre-tax) for the fourth quarter of 2016 compared with LIFO income of $7.3 million (pre-tax) for the same period in 2015. Adjusted EBITDA, a non-GAAP financial measure, increased $13.0 million, or 38.8% to $46.5 million in the fourth quarter of 2016 compared to $33.5 million in the fourth quarter of 2015, due largely to market share gains and the success of our core strategies. The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S.GAAP) TO ADJUSTED EBITDA (Non-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2016	2015	% Change

Net income	$18.7	$17.7	5.6%
Interest expense, net (1)	1.9	0.5
Provision for income taxes	11.0	10.5
Depreciation & amortization	11.7	9.6
LIFO expense (income)	3.2	(7.3)
Stock-based compensation expense	0.6	2.0
Foreign currency transaction (gains) losses, net	(0.6)	0.5
Adjusted EBITDA	$46.5	$33.5	38.8%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.41 for the fourth quarter of 2016 compared to $0.38 for the fourth quarter of 2015. Diluted earnings per-share excluding the impact of LIFO, a non-GAAP financial measure, were $0.45 in the fourth quarter compared to $0.28 for the fourth quarter of 2015 (see the reconciliation of diluted EPS to diluted EPS excluding LIFO in "Supplemental Schedule for Items Impacting Diluted EPS"). In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

2016 Full Year Results

Net sales increased 31.3% to $14.5 billion for 2016 compared to $11.1 billion for 2015, driven primarily by significant market share gains, including the addition of Murphy U.S.A. and the acquisition of Pine State in June 2016.  Cigarette sales increased 37.3%, driven by an increase in cigarette carton sales attributable primarily to market share gains and the acquisition of Pine State.  Non-cigarette sales increased 18.4% through market share gains and an increase in sales to existing customers due to leveraging our core strategies.

Gross profit increased 15.5% to $736.9 million in 2016 compared to $637.9 million in 2015. Gross profit for 2016 includes LIFO expense of $13.2 million compared with $1.9 million of LIFO expense for the same period in 2015. Remaining gross profit, a non-GAAP financial measure, increased 18.7% or $115.9 million in 2016 compared to 2015, driven by market share gains, including the addition of Murphy U.S.A., the acquisition of Pine State, and our core marketing strategies. The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S.GAAP) TO REMAINING GROSS PROFIT (Non-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2016		2015
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$736.9	5.1%	$637.9	5.8%	15.5%
Cigarette inventory holding gains	(15.3)	(0.1)%	(10.1)	(0.1)%
Cigarette tax stamp inventory holding gains	—	—%	(9.0)	(0.1)%
Other Tobacco Products (OTP )tax refunds	—	—%	(1.8)	—%
LIFO expense	13.2	0.1%	1.9	—%
Remaining gross profit	$734.8	5.1%	$618.9	5.6%	18.7%

The Company’s operating expenses for 2016 were $646.8 million compared to $551.2 million for 2015. Increases in cubic feet of product handled, incremental deliveries made, and costs related to the onboarding of new customers contributed to higher operating expenses in 2016. In addition, operating expenses in 2016 included expenses of approximately $29.5 million related to Pine State, including $2.2 million of acquisition costs. Operating expenses as a percentage of net sales were 4.5% for 2016 compared to 5.0% for 2015. The shift in sales mix towards cigarettes reduced operating expenses as a percentage of total net sales by approximately 40 basis points.

Net income increased 5.2% to $54.2 million in 2016 compared to $51.5 million for the same period in 2015. Net income for 2016 includes $13.2 million (pre-tax) of LIFO expense compared with $1.9 million (pre-tax) in 2015. Adjusted EBITDA, a non-GAAP financial measure, increased 12.6% from $135.2 million in 2015 to $152.3 million in 2016. Net income and Adjusted EBITDA for 2015 include net cigarette tax stamp holding gains of $8.5 million

(pre-tax) which did not reoccur in 2016. The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S.GAAP) TO ADJUSTED EBITDA (Non-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2016	2015	% Change

Net income	$54.2	$51.5	5.2%
Interest expense, net (1)	5.1	2.0
Provision for income taxes	31.3	31.4
Depreciation & amortization	42.9	37.9
LIFO expense	13.2	1.9
Stock-based compensation expense	6.1	8.7
Foreign currency transaction (gains) losses, net	(0.5)	1.8
Adjusted EBITDA	$152.3	$135.2	12.6%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $1.17 for 2016 compared to $1.11 last year. Diluted earnings per share excluding the impact of LIFO, a Non-GAAP financial measure, were $1.35 for 2016 and $1.14 for 2015 (see the reconciliation of diluted EPS to diluted EPS excluding LIFO in "Supplemental Schedule for Items Impacting Diluted EPS"). The cigarette tax stamp inventory holding gain, net of related expenses, increased diluted EPS by $0.11 in 2015. In addition, per share results were impacted by several other items, which are provided in the attached "Supplemental Schedule for Items Impacting Diluted EPS" table following the financial schedules.

Dividend

Core-Mark also announced today its Board of Directors has approved a $0.09 cash dividend per common share. The dividend is payable on March 28, 2017 to stockholders of record as of the close of business on March 13, 2017.

2017 Full Year Guidance

The Company expects 2017 net sales to be between $15.2 billion and $15.5 billion.  This increase in sales compared to 2016 is expected to be driven primarily by organic growth.

Adjusted EBITDA for 2017 is expected to be between $166.0 million and $173.0 million. Diluted earnings per-share for the full year are expected to be between $1.18 and $1.25. Our diluted per-share estimates, excluding LIFO expense, are between $1.42 and $1.49.  EPS estimates assume a 37.5% tax rate and 46.5 million fully diluted shares outstanding.  These projections include cigarette inventory holding gains of $15.0 million but do not include any other significant holding gains, nor any pension settlement expenses. On September 14, 2016, the Board of Directors approved a motion to terminate the Company’s qualified defined-benefit pension plan. The Company expects its pension liabilities will be either settled through lump sum payments or purchased annuities by December 31, 2017.

Capital expenditures for 2017 are expected to be approximately $50 million, which will be utilized for expansion projects, including investments costs associated with our supply agreement with Walmart.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Wednesday, March 1, 2017 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 44242803. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 43,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, Adjusted EBITDA, remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under (“Guidance for 2017” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2017 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on qualified labor, our senior management and other key personnel; attempts by unions to organize our employees; increasing labor costs related to contract employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is March 1, 2017, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$26.4	$12.5
Restricted cash	15.3	8.5
Accounts receivable, net of allowance for doubtful accounts of $7.1 and $10.9
at December 31, 2016 and December 31, 2015, respectively	365.9	272.7
Other receivables, net	106.5	69.4
Inventories, net	596.6	407.4
Deposits and prepayments	82.8	65.0
Deferred income taxes	4.7	1.8
Total current assets	1,198.2	837.3
Property and equipment, net	194.7	159.5
Goodwill	36.0	22.9
Other intangible assets, net	41.5	29.5
Other non-current assets, net	26.6	28.1
Total assets	$1,497.0	$1,077.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$119.2	$129.6
Book overdrafts	37.9	29.2
Cigarette and tobacco taxes payable	259.8	193.6
Accrued liabilities	131.8	106.9
Deferred income taxes	0.1	0.3
Total current liabilities	548.8	459.6
Long-term debt	347.7	60.4
Deferred income taxes	30.0	18.6
Other long-term liabilities	11.5	10.6
Claims liabilities	26.8	26.6
Pension liabilities	2.4	7.5
Total liabilities	967.2	583.3
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,227,511 and
51,953,354 shares issued; 46,152,958 and 46,116,670 shares outstanding at
December 31, 2016 and December 31, 2015, respectively)	0.5	0.5
Additional paid-in capital	275.5	271.6
Treasury stock at cost (6,074,553 and 5,836,684 shares of common stock at
December 31, 2016 and December 31, 2015, respectively)	(70.7)	(61.8)
Retained earnings	338.7	300.0
Accumulated other comprehensive loss	(14.2)	(16.3)
Total stockholders’ equity	529.8	494.0
Total liabilities and stockholders’ equity	$1,497.0	$1,077.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$3,836.8	$2,815.1	$14,529.4	$11,069.4
Cost of goods sold	3,637.8	2,645.0	13,792.5	10,431.5
Gross profit	199.0	170.1	736.9	637.9
Warehousing and distribution expenses	116.2	91.7	431.2	352.6
Selling, general and administrative expenses	50.3	48.4	210.3	196.0
Amortization of intangible assets	1.5	0.8	5.3	2.6
Total operating expenses	168.0	140.9	646.8	551.2
Income from operations	31.0	29.2	90.1	86.7
Interest expense	(2.0)	(0.6)	(5.3)	(2.5)
Interest income	0.1	0.1	0.2	0.5
Foreign currency transaction gains (losses), net	0.6	(0.5)	0.5	(1.8)
Income before income taxes	29.7	28.2	85.5	82.9
Provision for income taxes	(11.0)	(10.5)	(31.3)	(31.4)
Net income	$18.7	$17.7	$54.2	$51.5
Basic net income per common share (1)	$0.41	$0.39	$1.17	$1.12
Diluted net income per common share (1)	$0.41	$0.38	$1.17	$1.11
Basic weighted-average shares	46.2	46.4	46.3	46.2
Diluted weighted-average shares	46.4	46.8	46.5	46.6

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$54.2	$51.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
LIFO and inventory provisions	13.2	2.0
Amortization of debt issuance costs	0.5	0.3
Stock-based compensation expense	6.1	8.7
Bad debt expense, net	2.0	1.3
Depreciation and amortization	42.9	37.9
Foreign currency transaction (gains) losses, net	(0.5)	1.8
Deferred income taxes	8.4	8.9
Settlement charge	1.3	1.6
Changes in operating assets and liabilities:
Accounts receivable, net	(59.2)	(28.1)
Other receivables, net	(37.0)	(8.9)
Inventories, net	(180.4)	1.5
Deposits, prepayments and other non-current assets	(19.9)	(25.9)
Excess tax deductions associated with stock-based compensation	(2.9)	(2.2)
Accounts payable	(11.0)	4.0
Cigarette and tobacco taxes payable	65.5	13.8
Pension, claims, accrued and other long-term liabilities	18.8	9.0
Net cash (used in) provided by operating activities	(98.0)	77.2
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(88.4)	(9.0)
Change of restricted cash	(6.8)	4.5
Additions to property and equipment, net	(54.3)	(30.3)
Capitalization of software and related development costs	(7.7)	(8.7)
Proceeds from sale of property and equipment	—	0.3
Net cash used in investing activities	(157.2)	(43.2)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,638.7	936.2
Repayments under revolving credit facility	(1,349.7)	(945.1)
Payments of financing costs	(2.0)	(0.4)
Dividends paid	(15.5)	(12.8)
Payments of capital leases	(2.4)	(2.3)
Repurchases of common stock	(8.9)	(9.2)
Proceeds from exercise of common stock options	0.3	0.4
Tax withholdings related to net share settlements of restricted stock units	(5.4)	(3.3)
Excess tax deductions associated with stock-based compensation	2.9	2.2
Book overdrafts, net	8.7	0.1
Net cash provided by (used in) financing activities	266.7	(34.2)
Effects of changes in foreign exchange rates	2.4	(1.7)
Change in cash and cash equivalents	13.9	(1.9)
Cash and cash equivalents, beginning of period	12.5	14.4
Cash and cash equivalents, end of period	$26.4	$12.5
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$20.9	$26.8
Interest paid	$3.7	$1.3
Unpaid property and equipment purchases included in accrued liabilities	$2.9	$5.1
Non-cash capital lease obligations incurred	$0.1	$5.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S.GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (INCOME) (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016 (a)(b)(c)	2015 (a)(b)(c)	% Change	2016 (a)(b)(c)	2015 (a)(b)(c)	% Change
Net income	$18.7	$17.7	5.6%	$54.2	$51.5	5.2%
Diluted shares	46.4	46.8		46.5	46.6
Diluted EPS	$0.41	$0.38	7.9%	$1.17	$1.11	5.9%
LIFO expense (income)	0.04	(0.10)		0.18	0.03
Diluted EPS excluding LIFO expense (income)	$0.45	$0.28	60.7%	$1.35	$1.14	18.9%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	0.09	0.06		0.21	0.13
Cigarette tax stamp inventory holding gains (2)	—	0.01		—	0.11
Net OTP tax items (3)	—	—		—	0.02
Business expansion and integration costs (4)	(0.04)	(0.02)		(0.10)	(0.04)
Investment spending (5)	—	(0.03)		—	(0.08)
Legal settlement (6)	—	—		0.03	—
Pension liability settlement (7)	—	(0.01)		(0.02)	(0.02)
Foreign exchange gains (losses) (8)	0.01	(0.01)		0.01	(0.02)

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 38.8% and 38.5% for the three and twelve months ended December 31, 2016 and 38.3% for the same periods in 2015.
(c) Diluted earnings per share amounts have been retroactively adjusted to reflect the two-for one stock split for all periods presented.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $6.9 and $15.3 million for the three and twelve months ended December 31, 2016, respectively, versus $4.7 and $10.1 million for the three and twelve months ended December 31, 2015, respectively.

(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains, net of fees, were $0.7 million and $8.5 million for the three and twelve months ended December 31, 2015, respectively.
(3) Net OTP tax items
During the twelve months ended December 31, 2015, the Company recognized OTP tax refunds of $1.7 million, net of fees, related to prior years' taxes.
(4) Business expansion and integration costs
During the three months and twelve months ended December 31, 2016, the Company incurred approximately $3.0 million and $7.6 million, respectively of business expansion and integration expenses related to the acquisition of Pine State and onboarding of Murphy U.S.A. and 7-Eleven. During the three and twelve months ended December 31, 2015, the Company incurred approximately $1.4 and $3.2 million, respectively, of business expansion and integration expenses related to onboarding new customers and the integration of Karrys Bros.

(5) Investment spending
During the three months and twelve months ended December 31, 2015, we incurred approximately $2.0 and $6.0 million, respectively, related primarily to investments in infrastructure, people and information systems to support growth. No such costs were incurred in 2016.

(6) Legal settlement
During the twelve months ended December 31, 2016, the Company recorded a gain of approximately $2.0 million, net of legal costs, related to the settlement of a legal proceeding with Sonitrol Corporation.

(7) Pension liability settlement
For the three and twelve months ended December 31, 2016, the Company recorded settlement charges of $0.1 million and $1.3 million, respectively, related to lump sum payments made to plan participants in lieu of future pension benefits. The Company recognized $0.7 and $1.6 million in settlement charges for the same periods in 2015, respectively.

(8) Foreign exchange gains (losses)
For the three and twelve months ended December 31, 2016, the Company recognized foreign exchange transaction gains of $0.6 and $0.5 million, respectively. The Company recognized foreign exchange transaction losses of $0.5 million and $1.8 million for the three and twelve months ended December 31, 2015.